EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Dena M. Hall
Vice President
(413) 787-1700

UNITED FINANCIAL BANCORP, INC. ANNOUNCES ADOPTION OF PLAN
TO CONDUCT SECOND-STEP CONVERSION AND OFFERING

WEST SPRINGFIELD, MASSACHUSETTS--May 21, 2007-- United Financial Bancorp, Inc. (the "Company") (NASDAQ: UBNK), the holding company for United Bank (the “Bank”) today announced that the Board of Directors of its mutual holding company, United Mutual Holding Company (the "Mutual Holding Company"), has adopted a plan to convert the Mutual Holding Company from the mutual to the stock form of organization.  The Mutual Holding Company is a federally chartered mutual holding company and owns approximately 53.8% of the outstanding shares of common stock of the Company, which in turn owns 100% of the issued and outstanding shares of the capital stock of the Bank.

“We are enthusiastic about the conversion and the opportunities it will afford us in the years ahead,” said Richard B. Collins, Chairman, President and CEO referencing the conversion plan.  “The capital we raise will better position us to grow our franchise, respond to changing regulatory and market conditions and offer greater flexibility to effect corporate transactions including mergers, acquisitions and branch expansions.”

In connection with the conversion, shares of common stock of a new successor holding company, representing the ownership interest of the Mutual Holding Company, will be offered for sale to depositors of the Bank.  The following persons and employee benefit plan have subscription rights to purchase shares of common stock of the new holding company in the following order of priority:  (1) depositors of record as of March 31, 2006; (2) the Bank's employee stock ownership plan; (3) depositors of record as of the end of the calendar quarter immediately preceding the commencement of the offering; and (4) depositors entitled to vote on the conversion proposal. If necessary, shares also will be offered to the general public.  In addition, upon completion of the conversion of the Mutual Holding Company, shares of the Company's common stock held by public stockholders will be exchanged for shares of the new holding company, which will be the Bank's new parent holding company.  As a result of the conversion and offering, the Mutual Holding Company and the Company will cease to exist.

The conversion is subject to approval of the Office of Thrift Supervision as well as the approval of the Mutual Holding Company's members (i.e.,depositors of the Bank) and the Company's stockholders.  Proxy materials setting forth information relating to the conversion and offering will be sent to the members of the Mutual Holding Company and stockholders of the Company for their consideration.  The offering will be made only by means of a prospectus in accordance with federal law and all applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.  The conversion and offering are expected to be completed early in the fourth quarter of 2007.

The Bank's normal business operations will continue without interruption during the conversion and offering process.  The transaction will not affect the existing terms and conditions of deposit accounts and loans with the Bank.  Deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law.

United Financial Bancorp, Inc. was formed in 2005 and is the holding company for United Bank, a federally chartered and insured stock savings bank.  The Company completed its initial public stock offering in July 2005.  Investors may obtain additional information about United Financial Bancorp, Inc. on the Internet at www.bankatunited.com, under the Investor Relations section.

United Bank, with approximately $1.0 billion in assets as of March 31, 2007, is a community-oriented financial institution.  It serves Western Massachusetts through 13 offices.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities.  The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

This news release is not an offer to sell or the solicitation of an offer to buy the common stock, which is made only pursuant to a prospectus, nor shall there be any sale of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state.